Exhibit 97.1
NATIONAL VISION HOLDINGS, INC.
INCENTIVE COMPENSATION RECOVERY POLICY
Compliance with United States Securities Laws
and Nasdaq Listing Rules
_____________________________________________________________________________
This Incentive Compensation Recovery Policy (“Policy”) contains the following sections:
1.0    General
2.0    Definitions
3.0    Mandatory Recoupment Policy
4.0    Incentive-Based Compensation
5.0    Certain Exceptions
6.0    No Indemnification
7.0    Public Disclosures
8.0    Application to Other Persons
9.0    Discretionary Recoupment Policy
10.0    Interpretation; Enforcement
11.0    Non-Exclusivity
12.0    Amendment
_____________________________________________________________________________
1.0General
1.1National Vision Holdings, Inc. (the “Company”) has adopted this Policy in order to help ensure that incentive compensation is paid or awarded based on accurate financial results and the correct calculation of performance against incentive targets. This Policy consists of a Mandatory Policy (as defined and set forth in Section 3.0 hereof) and a Discretionary Policy (as defined and set forth in Section 9.0 hereof).
1.2Each Executive Officer and each Other Covered Person shall be required to sign and return to the Company the Acknowledgement Form attached hereto as Appendix A.
1.3If you have specific questions regarding this Policy or applicable law, please contact the Legal Department.
1.4The effective date of this Policy is October 19, 2023 (the “Effective Date”).
2.0Definitions
2.1Accounting Restatement. For purposes of this Policy, an “Accounting Restatement” means an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

2.2Erroneously Awarded Compensation. For purposes of this Policy, “Erroneously Awarded Compensation” is the amount of Incentive-Based Compensation Received that exceeds the amount of Incentive-Based Compensation that otherwise would have been Received had it been determined based on the restated amounts, computed without regard to any taxes paid. For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement:
i.The amount shall be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was Received; and

ii.The Company shall maintain documentation of the determination of that reasonable estimate and provide such documentation to Nasdaq.
2.3Exchange Act. For purposes of this Policy, “Exchange Act” means the Securities Exchange Act of 1934, as amended.
2.4Executive Officer. For purposes of this Policy, the term “Executive Officer” means the executive officers identified by the Company in the Company’s filings with the SEC pursuant to Item 401(b) of Regulation S-K and the officers required to file reports under Section 16 of the Exchange Act.
2.5Financial Reporting Measure. For purposes of this Policy, “Financial Reporting Measures” are measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return (and any measures that are derived wholly or in part from stock price and total shareholder return) are also Financial Reporting Measures. A Financial Reporting Measure need not be presented within the Company’s financial statements or included in a filing with the SEC.
2.6Incentive-Based Compensation. For purposes of this Policy, the term “Incentive-Based Compensation” has the meaning set forth in Section 4.0.
2.7Nasdaq. “Nasdaq” means the Nasdaq Stock Market. In the event the Company’s securities become listed on a different national securities exchange or national securities association in the future, then following such new listing, references to Nasdaq shall be deemed to refer to such other national securities exchange or national securities association.
2.8Received. For purposes of this Policy, Incentive-Based Compensation is deemed “Received” in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.
2.9SEC. For purposes of this Policy, “SEC” means the United States Securities and Exchange Commission.

3.0Mandatory Recoupment Policy
3.1The policy described in this Section 3.0 is referred to herein as the “Mandatory Policy.” The Mandatory Policy is adopted in accordance with, and is intended to comply with, the applicable listing standards of Nasdaq and Rule 10D-1 under the Exchange Act, which require listed companies to adopt and comply with a compensation recovery (“clawback”) policy. To the extent this Mandatory Policy is in any manner deemed inconsistent with such listing standards, this Mandatory Policy shall be treated as retroactively amended to be compliant with such listing standard.
3.2In the event that the Company is required to prepare an Accounting Restatement, the Company will recover reasonably promptly the amount of all Erroneously Awarded Compensation Received by a person:
i.After beginning service as an Executive Officer;

ii.Who served as an Executive Officer at any time during the performance period for that Incentive-Based Compensation;
iii.While the Company has a class of securities listed on Nasdaq; and

iv.During the three completed fiscal years immediately preceding the date that the Company is required to prepare the Accounting Restatement and any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years. For purposes of this Policy, a transition period between the last date of the Company’s previous fiscal year and the first day of its new fiscal year that comprises a period of nine to twelve months would be deemed a completed fiscal year.

Notwithstanding the foregoing, this Mandatory Policy shall only apply to Incentive-Based Compensation Received on or after the Effective Date.
3.3The Company’s obligation to recover Erroneously Awarded Compensation pursuant to this Mandatory Policy is not dependent on when the restated financial statements are filed.
3.4For purposes of determining the relevant recovery period under this Mandatory Policy, the date that the Company is required to prepare an Accounting Restatement is the earliest to occur of:
i.The date the Company’s board of directors, a committee of the board of directors, or the officer or officers of the Company authorized to take such action if board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement; or

ii.The date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement.

4.0Incentive-Based Compensation
4.1For purposes of this Policy, the term “Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure.
4.2Examples of compensation that constitutes Incentive-Based Compensation for purposes of this Policy include, but are not limited to, the following:
i.Non-equity incentive plan awards earned based wholly or in part on satisfying a Financial Reporting Measure performance goal.

ii.Bonuses paid from a “bonus pool,” the size of which is determined based wholly or in part on satisfying a Financial Reporting Measure performance goal.

iii.Other cash awards based wholly or in part on satisfaction of a Financial Reporting Measure performance goal.

iv.Equity-based awards (e.g., restricted stock, restricted stock units, performance share units, stock options, and stock appreciation rights) that are granted or become vested based wholly or in part on satisfying a Financial Reporting Measure performance goal.

v.Proceeds Received upon the sale of shares acquired through an incentive plan that were granted or vested based wholly or in part on satisfying a Financial Reporting Measure performance goal.

4.3    Examples of compensation that does not constitute Incentive-Based Compensation for purposes of this Policy include the following:
i.Salary or salary increases for which the increase is not contingent upon achieving any Financial Reporting Measure performance goal.
ii.Bonuses paid solely at the discretion of the Compensation Committee or board of directors that are not paid from a bonus pool, the size of which is determined based wholly or in part on satisfying a Financial Reporting Measure performance goal.
iii.Bonuses paid solely upon satisfying one or more subjective standards (e.g., demonstrated leadership) and/or completion of a specified employment period.
iv.Non-equity incentive plan awards earned solely upon satisfying one or more strategic measures (e.g., consummating a merger or divestiture) or operational measures (e.g., opening a specified number of stores, completion of a project, or increase in market share).
v.Equity awards for which the grant is not contingent upon achieving any Financial Reporting Measure performance goal and vesting is contingent solely upon completion of a specified employment period and/or attaining one or more non-Financial Reporting Measures.

5.0Certain Exceptions
5.1The Company must recover Erroneously Awarded Compensation in compliance with the Mandatory Policy except to the extent that the conditions of paragraphs (i), (ii) or (iii) in this Section 5.1 are met, and the Compensation Committee, or in the absence of such a committee, a majority of the independent directors serving on the board of directors, has made a determination that recovery would be impracticable.
i.The direct expense paid to a third party to assist in enforcing the Mandatory Policy would exceed the amount to be recovered. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on expense of enforcement, the Company shall make a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt(s) to recover, and provide that documentation to Nasdaq.
ii.Recovery would violate home country law where that law was adopted prior to November 28, 2022. Before concluding that it would be impractical to recover any amount of Erroneously Awarded Compensation based on violation of home country law, the Company shall obtain an opinion of home country counsel, acceptable to Nasdaq, that recovery would result in such a violation, and must provide such opinion to Nasdaq.
iii.The recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.
6.0No Indemnification
6.1The Company shall not indemnify any Executive Officer or former Executive Officer against the loss of Erroneously Awarded Compensation pursuant to the Mandatory Policy. The Company shall not reimburse any Executive Officer or former Executive Officer for premiums on, or otherwise subsidize or pay for, an insurance policy that would cover such person’s potential clawback obligations under the Mandatory Policy.
7.0Public Disclosures
7.1The Company shall file all disclosures with respect to this Policy in accordance with the requirements of the U.S. Federal securities laws, including the disclosure required by the applicable SEC filings.
8.0Application to Other Persons
8.1In addition to the Executive Officers and former Executive Officers, this Policy shall apply to any other employee of the Company or its subsidiaries designated by the Compensation Committee as a person covered by this Policy (each, an “Other Covered Person”).
8.2Unless otherwise determined by the Compensation Committee and subject to Sections 8.3 and 8.4, the Mandatory Policy shall apply to an Other Covered Person as if such individual was an Executive Officer during the relevant periods described in Section 3.0.

8.3Notwithstanding the foregoing, the Compensation Committee may, in its discretion, limit recovery of Erroneously Awarded Compensation from an Other Covered Person to situations in which an Accounting Restatement was caused or contributed to by the Other Covered Person’s fraud, willful misconduct or gross negligence.
8.4In addition, the Compensation Committee shall have discretion as to (i) whether to seek to recover Erroneously Awarded Compensation from an Other Covered Person, (ii) the amount of the Erroneously Awarded Compensation to be recovered from an Other Covered Person, and (iii) the method of recovering any such Erroneously Awarded Compensation from an Other Covered Person. In exercising such discretion, the Compensation Committee may take into account such considerations as it deems appropriate, including whether the assertion of a claim may violate applicable law or prejudice the interests of the Company in any related proceeding or investigation.
9.0Discretionary Recoupment Policy
9.1The policy described in this Section 9.0 is referred to herein as the “Discretionary Policy.” The Discretionary Policy is in addition to the Mandatory Policy and shall not limit the Mandatory Policy in any manner.
9.2The Compensation Committee may, to the extent it deems appropriate under the circumstances, recover from an Executive Officer or an Other Covered Person any Incentive Compensation that has been awarded to or received by such person, if the Compensation Committee determines that (i) such Incentive Compensation was based on any financial results or operating metrics that were satisfied as a result of such person’s fraud, willful misconduct or gross negligence, or (ii) such person engaged in any intentional misconduct that caused the Company financial or reputational harm. For purposes of this Discretionary Policy, the term “intentional misconduct” shall mean an intentional violation of law, an intentional violation of the Company’s Code of Conduct, or an intentional violation of a written ethics or compliance policy of the Company.
9.3The Compensation Committee shall have discretion as to (i) whether to seek to recover Incentive Compensation under this Discretionary Policy, (ii) the amount of the Incentive Compensation to be recovered under this Discretionary Policy, and (iii) the method of recovering any Incentive Compensation under this Discretionary Policy. In exercising such discretion, the Compensation Committee may take into account such considerations as it deems appropriate, including whether the assertion of a claim may violate applicable law or prejudice the interests of the Company in any related proceeding or investigation
10.0Interpretation; Enforcement
10.1The Compensation Committee shall have full authority to interpret and enforce this Policy to the fullest extent permitted by law.
10.2The Compensation Committee shall determine, in its sole discretion, the appropriate means to seek recovery of any Erroneously Awarded Compensation, which may include, without limitation: (i) requiring cash reimbursement; (ii) seeking recovery or forfeiture of any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity-based awards; (iii) offsetting the amount to be recouped from any compensation otherwise owed by the Company to the Executive Officer;, former Executive Officer, or Other Person (iv) canceling outstanding vested or unvested equity awards; or (v) taking any other remedial and recovery action permitted by law, as determined by the Compensation Committee.

10.3The Compensation Committee shall determine the repayment schedule for any Erroneously Awarded Compensation in a manner that complies with the “reasonably promptly” requirement set forth in Section 3.2 hereof. The determination with respect to “reasonably promptly” recovery may vary from case to case, and the Compensation Committee is authorized to adopt additional rules to further describe what repayment schedules satisfies this requirement.
10.4To the extent an Executive Officer, former Executive Officer or Other Covered Person refuses to pay to the Company any Erroneously Awarded Compensation, the Company shall have the right to sue for repayment or, to the extent legally permitted, to enforce such person’s obligation to make payment by withholding unpaid or future compensation.
10.5Any determination by the Compensation Committee or the board of directors of the Company with respect to this Policy shall be final, conclusive, and binding on all interested parties.
11.0    Non-Exclusivity
11.1    Nothing in this Policy shall be viewed as limiting the right of the Company or the Compensation Committee to pursue recoupment under or as provided by the Company’s plans, awards, policies or agreements or the applicable provisions of any law, rule or regulation (including, without limitation, Section 304 of the Sarbanes-Oxley Act of 2002).
11.2    If the requirement to recover Erroneously Awarded Compensation is triggered under the Mandatory Policy, then, in the event of any actual or alleged conflict between the provisions of the Mandatory Policy, the Discretionary Policy or a similar clause or provision in any of the Company’s plans, awards, policies or agreements, the Mandatory Policy shall be controlling and determinative; provided that, if the Discretionary Policy or such other plan, award, policy or agreement provides that a greater amount of compensation shall be subject to clawback, the provisions of the Discretionary Policy or such other plan, award, policy or agreement shall apply to the amount in excess of the amount subject to clawback under the Mandatory Policy.
12.0    Amendment
12.1    The Compensation Committee may amend this Policy, provided that any such amendment does not cause this Policy to violate applicable listing standards of Nasdaq or Rule 10D-1 under the Exchange Act.

APPENDIX A
NATIONAL VISION HOLDINGS, INC.
ACKNOWLEDGEMENT OF INCENTIVE COMPENSATION RECOVERY POLICY
By my signature below, I acknowledge that I have received and reviewed the National Vision Holdings, Inc. Incentive Compensation Recovery Policy (the “Policy”) and that I am fully bound by, and subject to, all of the terms and conditions of the Policy (as may be amended, restated, supplemented or otherwise modified from time to time). In the event of any inconsistency between the Policy and the terms of any agreement to which I am a party, or the terms of any compensation plan, program, policy or arrangement under which any compensation has been granted, awarded, earned or paid, the terms of the Policy shall govern. In the event it is determined by the Compensation Committee that any amounts granted, awarded, earned or paid to me must be forfeited or reimbursed to the Company, I will promptly take any action necessary to effectuate such forfeiture and/or reimbursement. Any capitalized terms used in this Acknowledgment without definition shall have the meaning set forth in the Policy.

Signature:
Name (printed):
Date: